Exhibit 99.1

News Release

For Immediate Release

Contact:

Kevin Borders

Vice President of Marketing and Product Development and Secretary

Tel: 419-468-7600

PECO II REPORTS SECOND-QUARTER 2008 RESULTS

GALION, Ohio, August 13, 2008 – PECO II, Inc. (Nasdaq:PIII), a communications industry power systems and services provider, today reported results for the second quarter ended June 30, 2008.

PECO II reported net sales of $11.1 million in the second quarter of 2008. This compares with $9.0 million in the first quarter of 2008, a 22.7 percent quarter-to-quarter increase, and $10.6 million in the second quarter of 2007, a 4.8 percent year-to-year increase. The Company reported a net loss of $1.2 million, or $0.45 per diluted share (on a post-split basis), for the second quarter of 2008, compared with a net loss of $1.4 million, or $0.51 per diluted share (on a post-split basis), for the first quarter of 2008 and a net loss of $0.7 million, or $0.27 per diluted share (on a post-split basis), for the second quarter of 2007.

The $0.2 million reduction in net loss for the second quarter of 2008, compared with the first quarter of 2008, was primarily attributed to sequential revenue growth, offset by increased inventory obsolescence charges of $0.3 million. The $0.5 million increase in net loss for the second quarter of 2008, compared to the second quarter of 2007, was primarily driven by reductions in services gross margins of $0.3 million resulting from reduced business levels, combined with a $0.3 million inventory obsolescence charge.

EBITDA was a loss of $0.7 million in the second quarter of 2008, compared with an EBITDA loss of $0.9 million for the first quarter of 2008 and an EBITDA loss of $0.2 million for the second quarter of 2007. An explanation and reconciliation of GAAP net income to EBITDA is included as Attachment A.

Cash used for operating activities for the six months ended June 30, 2008, was $0.1 million. This was primarily from the net loss, offset by reductions in working capital and other non-cash charges.

PECO II, Inc. Second-quarter 2008 Results/2

Bookings increased during the second quarter of 2008, resulting in a sales backlog of $6.2 million as of June 30, 2008. The second-quarter backlog was a 30 percent increase from the $4.8 million backlog at the end of the first quarter of 2008. The bookings-to-billings ratio reflects customer orders received as compared with the same period’s billings and is an indication of future periods. For the second quarter of 2008, the ratio was 1 to 1.

PECO II CEO John Heindel stated, “The second-quarter financial performance reflects solid in-year revenue growth for both products and services. Revenues for the quarter were the highest quarterly revenues recorded since the fourth quarter of 2006. Product revenues grew 17 percent both sequentially and year-to-year. Product market share gains were realized among both our large tier-one customers as well as our general markets customers. Services revenues, while down year-to-year by 23 percent, were up sequentially by 48 percent.”

The year-to-year services revenue reduction was primarily attributed to reduced spending from two customers. In both cases, the Company believes that these reduced spending levels did not result in market share losses. The sequential growth of the services business was driven by across-the-board growth with a number of customers. One customer comprised 61 percent of this sequential growth, as its initial 2008 spending was delayed due to budget issues. The shortfall incurred in the first quarter of 2008 with this customer is expected to be recovered in the second half of 2008.

Heindel added, “Gross margins of 13.9 percent, or $1.5 million, in the second quarter were negatively impacted by the write-off of inventory totaling $0.3 million and the slow ramp up of the services business that continued into the second quarter.”

Second-quarter 2008 operating expenses of $2.8 million were $0.1 million greater than the first quarter of 2008 and $0.2 million more than the second quarter of 2007. On a year-to-date basis, operating expenses included $0.6 million of costs related to the development and rollout of the Company’s new small power product platform. The Quantum product is in lab trials, currently undergoing customer evaluations. The Company expects that these products will begin to be sold into the market in the third quarter and start generating revenues by the fourth quarter of 2008. The Company also expects its engineering expenses to decline somewhat in the second half of the year as it rolls out its small power to market. The Company anticipates that its selling expenses will increase in the second half of the year as it invests in its go-to-market strategy for small power.

Heindel further noted, “In June, the Company introduced its new small power platform at the NXTcomm08 trade show in Las Vegas. The Quantum™ Power System positions PECO as a player in the shelf power market segment and the fast-growing outside plant broadband market.” He noted that according to industry analyst Skyline Marketing, the size of this power market segment in the United States is estimated to be $269 million in 2008, reaching $450 million by 2011.

PECO II, Inc. Second-quarter 2008 Results/3

The Quantum platform is a 48-volt DC power system that combines high-density rectifiers, distribution and control in a sleek, low-profile shelf for optimized value to telecom carriers deploying fiber-to-the-node and traditional wireline architectures. Designed for the harsh outside plant environment, the Quantum system’s small footprint makes it ideal for cabinets where rack space is at a premium.

The Quantum Power System has several distinctive features that optimize the user experience. PECO II’s innovative QuickLoad™ feature enables the technician to rapidly configure the system. The system controller features a technician-friendly input control device and a display that can easily be read in difficult outdoor conditions. The rectifiers include PECO II’s unique I-View™ faceplate indicators that report rectifier current and load-sharing status.

In addition to introducing the Quantum system, the Company also completed the design of a new cabinet for powering wireless base stations. The SC1172 battery cabinet occupies the same footprint as the previous vintage, but with nearly twice the battery capacity. The improved system density lowers operating expenses for the wireless carriers by reducing the requirements for site leases at cell towers.

Heindel noted that the Company announced to customers at the end of June its plans to increase prices on non-contracted items to compensate for the significant rise in the cost of key commodities such as copper, aluminum and sheet metal. The increase went into effect on August 4, 2008. “The impact on the financial performance of the Company is contingent on product mix and order volumes,” he said.

Heindel added, “With the introduction of PECO II’s small power products, the Company has an exciting opportunity to grow its business in a space that it has not competed in to date. By leveraging the Company’s industry leading responsiveness capability with this new technology platform provides our customers with another reason to rely on PECO II for its power requirements.”

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, August 13, 2008, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

PECO II, Inc. Second-quarter 2008 Results/4

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Second-quarter 2008 Results/5

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Net sales:
Product	$8,505	$7,256	$15,795	$13,151
Services	2,552	3,298	4,273	5,497

	11,057	10,554	20,068	18,648

Cost of goods sold:
Product	7,429	6,305	13,807	11,746
Services	2,087	2,490	3,517	4,269

	9,516	8,795	17,324	16,015

Gross margin:
Product	1,076	951	1,988	1,405
Services	465	808	756	1,228

	1,541	1,759	2,744	2,633

Operating expenses:
Research, development and engineering	678	495	1,310	1,335
Selling, general and administrative	2,136	2,091	4,152	4,597

	2,814	2,586	5,462	5,932

Loss from operations	(1,273)	(827)	(2,718)	(3,299)
Interest income, net	41	95	105	197

Loss before income taxes	(1,232)	(732)	(2,613)	(3,102)
Income tax expense	(1)	(13)	(9)	(27)

Net loss	$(1,233)	$(745)	$(2,622)	$(3,129)

Net loss per common share:
Basic and diluted	$(0.45)	$(0.27)	$(0.95)	$(1.15)

Weighted average common shares outstanding:
Basic and diluted	2,755	2,720	2,751	2,719

PECO II, Inc. Second-quarter 2008 Results/6

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,686	$7,935
Accounts receivable, net of allowance of $81 at June 30, 2008 and $90 at December 31, 2007	3,902	3,685
Note receivable	250	—
Inventories, net of allowance of $1,819 at June 30, 2008 and $1,906 at December 31, 2007	10,588	11,433
Cost and earnings in excess of billings on uncompleted contracts	789	514
Prepaid expenses and other current assets	184	263
Assets held for sale	83	219

Total current assets	23,482	24,049

Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	7,251	7,251
Machinery and equipment	2,916	2,869
Furniture and fixtures	5,513	5,527

	15,875	15,842
Less-accumulated depreciation:	(11,573)	(11,360)

Property and equipment, net	4,302	4,482
Other assets:
Goodwill	1,485	1,515
Intangibles, net	3,285	3,822
Investment in joint venture	2	2

Total assets	$32,556	$33,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,984	$4,485
Billings in excess of cost and estimated earnings on uncompleted contracts	—	510
Accrued compensation expense	897	722
Accrued income taxes	23	81
Other accrued expenses	1,769	1,800

Total current liabilities	8,673	7,598

Shareholders’ equity:
Common stock, no par value: 150,000,000 shares authorized; 2,756,155 and 2,739,157 shares issued at June 30, 2008 and December 31, 2007, respectively	3,496	3,475
Warrants	5,130	5,078
Additional paid-in capital	116,572	116,412
Accumulated deficit	(101,315)	(98,693)

Total shareholders’ equity	23,883	26,272

Total liabilities and shareholders’ equity	$32,556	$33,870

PECO II, Inc. Second-quarter 2008 Results/7

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented. We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization, and non-cash stock compensation expense. Other companies may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP Net Loss to EBITDA

(unaudited)

	For the Three Months Ended June 30,
(In thousands)	2008	2007
2008 and 2007 EBITDA Breakdown
Net Loss per GAAP	$(1,233)	$(745)
Interest expense	$—	$8
Taxes	$1	$13
Depreciation/ amortization	$381	$423
Non-cash stock-based compensation	$117	$102

EBITDA	$(734)	$(199)